AMENDED AND RESTATED MASTER SYNDICATED
                                 LOAN AGREEMENT


       THIS MASTER SYNDICATED LOAN AGREEMENT (the "Agreement") is entered into as of this 28th day of October 1996, among HARVEST STATES COOPERATIVES (the "Company"), COBANK, ACB (successor to the National Bank for Cooperatives ("CoBank")), and the ST. PAUL BANK FOR COOPERATIVES ("St. Paul").

                                   BACKGROUND

       From time to time CoBank and St. Paul (collectively, the "Banks") may make loans to the Company. In order to reduce the amount of paperwork associated with making such loans, the parties would like to enter into a master syndicated loan agreement. As contemplated by the parties, the master agreement would: (1) set forth the general terms and conditions governing all loans made by the Banks thereunder; and (2) provide for the issuance of supplements thereto to evidence the Banks' commitment to make a loan to the Company, as well as the specific terms and conditions applicable thereto. For such purpose, the parties are entering into this agreement.

       NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

       SECTION 1. SUPPLEMENTS. In the event the Company desires to borrow from the Banks under this Agreement and the Banks are willing to lend to the Company hereunder, the parties will enter into a supplement to this Agreement (a "Supplement"). Each Supplement will set forth the amount of the loan, the purpose of the loan, the manner in which the loan will be made available, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this Agreement and in the Supplement relating to the loan.

       SECTION 2. CONDITIONS PRECEDENT.

              (A) CONDITIONS TO INITIAL LOAN. The Banks' obligation to extend credit under the first Supplement hereto is subject to the following conditions precedent:

                    (1) DUE EXECUTION. That the Banks receive a duly executed copy of this Agreement and all instruments and documents contemplated hereby.

                    (2) APPROVALS. That the Banks receive evidence satisfactory to them that all consents and approvals which are necessary for, or required as a condition of, the validity and enforceability of this Agreement and all instruments and documents contemplated hereby, have been obtained and are in full force and effect.

              (B) CONDITIONS TO EACH LOAN. The Banks' obligation to extend credit under each Supplement hereto, including the initial Supplement, is subject to the following conditions precedent:

                    (1) DUE EXECUTION, ETC. That the Banks receive a duly executed copy of the Supplement relating to that loan, duly executed copies of promissory notes (one in favor of each Bank) in form and content acceptable to the Banks evidencing the Company's obligation to repay the loans made under the Supplement (the "Notes"), and all instruments and documents contemplated by the Supplement.

                    (2) APPROVALS. That the Banks receive evidence satisfactory to them that all consents and approvals which are necessary for, or required as a condition of, the validity and enforceability of the Supplement, the Notes and all instruments and documents contemplated by the Supplement have been obtained and are in full force and effect.

                    (3) PERFECTION AND PRIORITY OF LIENS. That the Banks receive evidence satisfactory to them that the Banks have, as of the date of the initial advance under the Supplement, a duly perfected first priority Lien on any security provided in the Supplement relating to such loan.

                    (4) EVENT OF DEFAULT. That no Event of Default (as defined in Section 6 hereof), or event which with the giving of notice or the passage of time, or both, would become an Event of Default hereunder, exists.

       SECTION 3. REPRESENTATIONS AND WARRANTIES. The execution by the Company of each Supplement hereto shall constitute a representation and warranty by the Company that as of the date of the Supplement:

              (A) APPLICATION. All representations, warranties, and information set forth in, or furnished in connection with, any application submitted in connection with such Supplement are true and correct.

              (B) CONFLICTING AGREEMENTS, ETC. Neither this Agreement, any Supplement, nor any other instrument or document contemplated hereby or thereby conflicts with any agreement to which the Company is a party or with any provision of the Company's bylaws or articles of incorporation.

              (C) BINDING AGREEMENTS. This Agreement, all Supplements, and all other instruments and documents contemplated hereby or thereby constitute legal, valid, and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other Laws relating to creditors' rights.

              (D) COMPLIANCE. The Company is in compliance with the terms of this Agreement.

       SECTION 4. DEFINITIONS. As used herein or in any Supplement:

       "Affiliate" shall mean any person, firm or corporation which, directly or indirectly, Controls, or is Controlled By, or is under Common Control with, the Company.

       "Base Rate" shall mean, for any day, that rate defined as the "prime rate" as published from time to time in the Eastern Edition of The Wall Street Journal as the average Base Rate for corporate loans posted by at least seventy-five percent (75%) of the United States thirty (30) largest commercial banks, or if The Wall Street Journal shall cease publication or cease publishing the "prime rate" on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to Administrative Agent in its reasonable discretion with the consent of the Company which will not be unreasonably withheld.

       "Business Day" shall mean any day on which the Banks and the Federal Reserve Banks are generally open for business.

       "Capital Lease" shall mean any lease of Property (whether real, personal or mixed) by a Person which has been or should be, in accordance with generally accepted accounting principles, reflected on the balance sheet of such Person as a Capital Lease.

       "Cash Collateral" shall mean a deposit by the Company, made in immediately available funds, to the cash investment service at administrative agent and the execution of all documents and the taking of all steps required to give such administrative agent, for the benefit of each of the Banks issuing a Letter of Credit, a perfected first security interest in such investment.

       "Code" shall mean the Internal Revenue Code of 1986.

       "Consolidated Funded Debt" shall mean at all times the Funded Debt of the Company and its Subsidiaries on a consolidated basis.

       "Consolidated Members' and Patrons' Equity" shall mean at any time the amount of capital stock accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of the Company and its Subsidiaries, on a consolidated basis determined at such time, provided that the total amount of intangible assets of the Company and its Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and good will) included therein shall not exceed $30,000,000; all as determined in accordance with generally accepted accounting principles, but excluding therefrom any minority interests in any Subsidiaries without duplication of deduction if already deducted in determining retained earnings and surplus.

       "Consolidated Net Income" shall mean net income of the Company and its Consolidated Subsidiaries as determined in accordance with generally accepted accounting principles, consistently applied.

       "Consolidated Net Patronage Income" shall mean the Company's net income derived from business activities with parties eligible under the Company's bylaws to receive patronage refunds.

       "Consolidated Net Working Capital" shall mean the excess for the Company and its Consolidated Subsidiaries of its Current Assets over its Current Liabilities.

       "Consolidated Subsidiary" shall mean any Subsidiary whose accounts are consolidated with those of the Company in accordance with generally accepted accounting principles.

       "Control" or "Controlled By" or "Under Common Control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in the event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation.

       "Current Assets" of any Person shall mean the aggregate amount of assets of such Person which in accordance with generally accepted accounting principles may be properly classified as current assets after deducting adequate reserves where proper.

       "Current Liabilities" of any Person shall mean: (i) all Debt of such Person due on demand or within one year from the date of determination thereof; and (ii) all other items (including taxes accrued as estimated) which, in accordance with generally accepted accounting principles, may be properly classified as current liabilities.

       "Debt" of any Person shall mean as of any time the same is to be determined, the aggregate of (i) all liabilities, reserves and any other items which would be classified as a liability on a balance sheet of such Person in accordance with generally accepted accounting principles, (ii) all obligations of such Persons under Capital Leases, (iii) all indebtedness and liabilities secured by any Lien or any security interest on any Property or assets of such Person, whether or not the same would be classified as a liability on a balance sheet of such Person but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

       "Environmental Discharge" shall mean any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

       "Environmental Law" shall mean any Law relating to pollution of the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

       "Environmental Notice" shall mean any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person: (1) affecting or relating to the Company's or any of its Subsidiaries' compliance with any Environmental Law in connection with any activity or operations at any time conducted by the Company or such Subsidiary, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of the Company's or such Subsidiary's locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility; and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any applicable Environmental Law.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, including any rules and regulations promulgated thereunder.

       "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term "ERISA Affiliate" shall also include any entity required to be aggregated with the Company under Section 414(m) or 414(o) of the Code.

       "Estimated Cost of Funds" shall mean the all-in cost (including debt placement fees but excluding overhead) that the Banks' estimate that they would likely incur to fund a loan bearing interest at a fixed rate through the issuance of an instrument by the Federal Farm Credit Banks Funding Corporation.

       "Event of Default" shall mean any event or condition identified as such in Section 6 hereof.

       "Funded Debt" shall mean, with respect to any Person, at any time, all Debt of such Person in each case maturing by its terms more than one year after the date of creation thereof, or which is renewable or extendable at the option of such Person for a period ending more than one year after the date of creation thereof, and shall include Debt of such maturity created or assumed by such Person either directly or indirectly, including obligations of such maturity secured by Liens upon Property of such Person and upon which such Person customarily pays the interest, and all obligations of such Person under Capital Leases of such maturity, and the net present value of obligations under Operating Leases as discounted by a rate which is 1.5% less than the Base Rate, and all obligations to reimburse any Bank with respect to all Letters of Credit which do not support long-term debt, with expiration dates in excess of one year from the date of issuance thereof.

       "Good Faith Contest" shall mean the contest of an item if: (1) the item is diligently contested in good faith by appropriate proceedings timely instituted; (2) either the item is: (a) bonded or (b) adequate reserves are established with respect to the contested item if and to the extent required in accordance with generally accepted accounting principles; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Change.

       "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

       "Guaranty" shall mean all endorsements, guaranties, and all other obligations, contingent or otherwise, which in effect guaranty any indebtedness, dividend or other obligation of any other Person in any manner, whether by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advances or loans (except indebtedness or other obligation of any Subsidiary), but excluding endorsements and guaranties in the ordinary course of business of negotiable instruments for deposit and collection.

       "Hazardous Materials" shall mean any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any applicable Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

       "Inventory" shall mean all raw materials, work in process, finished goods, and goods held for sale or lease or furnished or to be furnished under contracts of service in which the Company now has or hereafter acquires any rights.

       "Investment" means, with respect to any Person, (1) any loan or advance by such Person to any other Person, (2) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (3) the providing by such Person being the account party with respect to any performance or standby letter of credit where the proceeds of such letter of credit are to be used for the benefit of any other Person, (4) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (5) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or Debts of any other Person (other than by endorsement for collection in the ordinary course of business), (6) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (7) an agreement to supply or advance any funds, assets, goods or services, or (8) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.

       "Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, order, code, or policy, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority, including any judicial or administrative order, consent decree or judgment.

       "Letter of Credit" shall mean: (1) a documentary letter of credit or (2) a standby letter of credit.

       "Lien" shall mean with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset).

       "Loan Documents" shall mean this Agreement, the Supplements, and all instruments and documents contemplated hereby or thereby or executed in connection herewith or therewith.

       "Material Adverse Change" shall mean either: (1) a material adverse change in the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), Property or prospects of the Company and its Subsidiaries taken together; or (2) any event or occurrence of whatever nature which could reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under the Loan Documents.

       "Note" or "Notes" shall have the meaning set forth in Section 2(B)(1) hereof.

       "Operating Lease" shall mean any lease of Property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.

       "PBGC" shall mean the Pension Benefit Guaranty Corporation.

       "Plan" shall have the meaning set forth in Section 5(U) hereof.

       "Permitted Investments" means (1) marketable obligations issued or unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof, (2) certificates of deposit maturing within one year from the date of acquisition thereof issued by (i) any Bank or (ii) any commercial bank with a short term credit rating of either of the two highest short term credit ratings provided by either S&P or Moody's, (3) commercial paper payable in the United States of America in Dollars and rated as at any date of determination A-1 or better (or comparably if the rating system is changed) by S&P or P-1 or better (or comparably if the rating system is changed) by Moody's, (4) payments of amounts required to satisfy patronage refunds or equity redemptions of the Company as determined by the Board of Directors of the Company, (5) Investments in CoBank and St. Paul Bank, (6) Investments in cooperatives in which the Company is a member made in the ordinary course of the Company's business, (7) marketable general obligations of a state, a territory or a possession of the United States or any political subdivision of any of the foregoing, or the District of Columbia, unconditionally secured by the full faith and credit of such state, territory, possession, political subdivision or district provided that such state, territory, possession, political subdivision or district has general taxing authority and the power to levy such taxes as may be required for the payment of principal and interest thereof; provided that such obligations are rated in either of the two top rating categories established by the national rating agencies for such obligations, and (8) repurchase, reverse repurchase agreements and security lending agreements collateralized by securities of the type described in subsection (1) above, provided that the Company or Subsidiary, as the case may be, which is a party to such arrangement shall hold (individually or through an agent) all securities relating thereto during the entire term of each such arrangement.

       "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, cooperative association, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

       "Potential Default" shall mean any event or condition which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

       "Prohibited Transaction" shall mean any transaction prohibited under
Section 406 of ERISA or Section 4975 of the Code.

       "Property" shall mean any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

       "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder.

       "Subsidiary" shall mean collectively any corporation or other entity at least a majority of the outstanding voting shares of which is at the time owned directly or indirectly by the Company and/or its Subsidiaries.

       Any accounting term or the character or amount of any asset or liability or item of income or expense or any consolidation or other accounting computation required to be determined under this Agreement, shall be determined or made in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of the Agreement. If there should be any material change in generally accepted accounting principles after the date hereof which materially affects the financial covenants in this Agreement, the parties hereto shall negotiate in good faith to revise such covenants.

       SECTION 5. COVENANTS. It is understood and agreed that so long as this Agreement is in effect, except to the extent compliance in any case or cases is waived in writing by the Banks:

              (A) MAINTENANCE OF PROPERTY. The Company will, and will cause each Subsidiary to, keep and maintain all of its Properties necessary or useful in its business in good condition, and make all renewals, replacements, additions, betterments and improvements which the Company deems necessary; provided, however, that subject to Sections 5(W) and 6(A)(7)(ii) hereof, nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business.

              (B) TAXES. The Company will, and will cause each Subsidiary to, duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Company or such Subsidiaries or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings.

              (C) MAINTENANCE OF INSURANCE. The Company will, and will cause each Subsidiary to, maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as are prudent in light of the nature and extent of the Company's business and operations; provided, however, that the Company may self insure, provided such self insurance is administered in accordance with prudent business practices.

              (D) STOCK INVESTMENT. The Company will purchase such stock of the Banks as may be designated, in such amounts according to each Banks' capitalization plan and bylaws. The Banks shall have a first Lien on all stock or other equities of the Company in the Banks as collateral for the payment of any indebtedness of the Company to the Banks.

              (E) EQUITY RETIREMENT POLICY. The Company shall not change its equity retirement policy without the written consent of the Banks, which consent shall not be unreasonably withheld; provided, however, that without the consent of the Banks, the Company may allocate non-patronage earnings to members and, subject to Section 5(S) hereof, may redeem or retire such equity.

              (F) FINANCIAL REPORTS. The Company will, and will cause each Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish with reasonable promptness to each Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may be reasonably requested and, without any request, will furnish to each Bank:

                    (1) as soon as available, and in any event within forty-five
(45) days after the close of each monthly fiscal period of the company (except the last such period in each fiscal year), one copy of the consolidated balance sheet, the consolidated summary of earnings, individual statements of net operating earnings by division, and a consolidated statement of cash flows of the Company and its Consolidated Subsidiaries, all for such monthly period and the year to date of the Company and each Consolidated Subsidiary, and for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared by the Company and certified to by the Company's Group Vice President - Finance;

                    (2) as soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year, one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of capital, and a consolidated statement of cash flows for the Company and its Consolidated Subsidiaries, showing in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared and certified by Deloitte and Touche, or other independent public accountants of nationally recognized standing selected by the Company and satisfactory to the Banks;

                    (3) each of the financial statements furnished to the Banks pursuant to paragraphs (1) and (2) above shall be accompanied by a written statement of the Company signed by its Group Vice President - Finance (i) to the effect that the signer thereof has reexamined the terms and provisions of the Loan Documents and that to the best of his or her knowledge and belief no Potential Default or Event of Default has occurred during the period covered by such statements or, if any such Potential Default or Event of Default has occurred during such period, setting forth the description of such Potential Default of Event of Default and specifying the action, if any taken by the Company to remedy the same; and (ii) setting forth the information and computations (in sufficient detail) required to establish whether the Company was in compliance with the requirements of Subsections (J), (K), (L), (N),
(O)(5) and (S) hereof during the period covered by the financial statements then being furnished; and

                    (4) promptly after board approval thereof, copies of its annual budgets and forecasts of operations and capital expenditures including investments and a projection of cash flow by months for each fiscal year.

              (G) INSPECTION. The Company shall permit the Banks by their representatives and agents, to inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times, during regular business hours and intervals as the Banks may designate.

              (H) MERGERS, ETC. The Company will not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing); however, that the foregoing shall not prevent any consolidation or merger if after giving effect thereto:

                    (1) The book value of the Company and its Subsidiaries does not increase due to all such mergers, consolidations or acquisitions by an aggregate amount in excess of $25,000,000 in any fiscal year of the Company;

                    (2) The Company is the surviving entity; and

                    (3) No Event of Default or Default shall have occurred and be continuing.

              (I) TRANSACTIONS WITH AFFILIATES. The Company will not, and it will not permit any Subsidiary to, enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company's (and Subsidiaries') business and upon fair and reasonable terms which are not materially less favorable to the Company than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company.

              (J) CONSOLIDATED NET WORKING CAPITAL. The Company will maintain at all times Consolidated Net Working Capital in an amount not less than $100,000,000.

              (K) CONSOLIDATED MEMBERS' AND PATRONS' EQUITY. The Company will maintain at all times Consolidated Members' and Patrons' Equity in an amount not less than $275,000,000.

              (L) CONSOLIDATED FUNDED DEBT TO CONSOLIDATED MEMBERS' AND PATRONS' EQUITY RATIO. The Company will not permit the ratio of Consolidated Funded Debt of the Company and its Consolidated Subsidiaries to Consolidated Members' and Patrons' Equity to exceed at any time 0.8 to 1.0.

              (M) LIENS. The Company will not create, incur, assume or suffer to exist any Lien, upon or with respect to any of its real or personal Properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real Property or fixtures), now owned or hereafter acquired, except:

                    (1) Liens for taxes or assessments or other charges or levies of any Governmental Authority, that are not delinquent or if delinquent:
(i) are the subject of a Good Faith Contest but in no event past the time when a penalty would be incurred; and (ii) the aggregate amount of liabilities so secured (including interest and penalties) does not exceed $15,000,000 at any one time outstanding;

                    (2) Liens imposed by Law, such as mechanic's, worker's, repairman's, miner's, agister's, attorney's, materialmen's, landlord's, warehousemen's and carrier's Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or if due and payable which are the subject of a Good Faith Contest;

                    (3) Liens under worker's compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business and not in connection with the borrowing of money;

                    (4) any attachment or judgment Lien, the time for appeal of petition for rehearing of which shall not have expired or in respect of which the Company or the Subsidiary is protected in all material respects by insurance or for the payment of which adequate reserves have been provided; provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of the Company and its Subsidiaries so secured (including interest and penalties) shall not be in excess of $5,000,000 at any one time outstanding;

                    (5) easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Company or any Subsidiary of the Property or assets encumbered thereby in the normal course of its business or materially impair the value of the Property subject thereto;

                    (6) Liens arising in the ordinary course of business and created in connection with amounts on deposit in charge card and like accounts (such as Visa or MasterCard);

                    (7) Liens on land, buildings and equipment existing at the time of their acquisition or Liens to secure the payment of all or any part of the purchase price of such land, buildings or equipment or to secure Funded Debt incurred prior to, at the time of, or within one hundred eighty (180) days after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof, provided that any such Liens shall not encumber any other Property of the Company or its Subsidiaries;

                    (8) Liens assumed in connection with permitted mergers and acquisitions, but only to the extent that such Liens shall secure only Funded Debt and shall not encumber any other Property of the Company or any Subsidiary;

                    (9) Liens on financed Property created or incurred in connection with leases, mortgages, conditional sales contracts, security interests or arrangements for the retention of title entered into by the Company or any of its Subsidiaries to secure "industrial revenue bonds" as defined in
Section 103(b)(2) of the Code and treated as obligations described in legislation similar to the provisions of said sections of the Code enacted in any State of the United States or Puerto Rico, which are issued to finance Property useful and intended to be used in carrying on the business of the Company or any of its Subsidiaries, provided that upon creation of any such Lien the Company or such Subsidiary shall incur Funded Debt secured thereby in conformity with the provisions of Section 5(L) hereof.

                    (10) Liens related to Letters of Credit, provided such Liens attach only to Property financed through such Letters of Credit;

                    (11) Cash Collateral provided to secure letters of credit;

                    (12) Liens on Property or assets of a Subsidiary to secure Debt of such Subsidiary to the Company or another Subsidiary;

                    (13) Liens of CoBank, St. Paul and other cooperatives respectively, on Investments by the Company in the stock, participation certificates, or allocated reserves of CoBank, St. Paul or other cooperatives, respectively, owned by the Company;

                    (14) all precautionary filings of financing statements under the Uniform Commercial Code which cover Property that is made available to or used by the Company or any Subsidiary pursuant to the terms of an Operating Lease or Capital Lease.

              (N) GUARANTIES. The Company will not, and it will not permit any Consolidated Subsidiary to, be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or indebtedness of any other Person than:

                    (1) Guaranties under which the maximum aggregate amount of the guaranteed indebtedness, dividend or obligation can be mathematically determined on the date on which such guaranties are made;

                    (2) the liability of the Company and its Subsidiaries arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business; or

                    (3) Guarantees made from time to time by the Company and its Consolidated Subsidiaries in the ordinary course of their respective business; provided, however, that the aggregate amount of all indebtedness guaranteed under Guaranties described in Section (1) and (3) above shall not exceed $100,000,000 in the aggregate.

              (O) DEBT. The Company will not, and it will not permit any Subsidiary to, create, incur, assume, or allow to exist, directly or indirectly, any Debt or liability for borrowed money or for the deferred purchase price of Property or services, except for:

                    (1) indebtedness of the Company arising under this Agreement and the other Loan Documents;

                    (2) trade payables arising in the ordinary course of business;

                    (3) Capital Leases in existence from time to time;

                    (4) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business;

                    (5) unsecured indebtedness of the Company and its Subsidiaries arising under uncommitted lines of credit; provided that the maximum principal amount that may be outstanding at any one time shall not exceed $15,000,000;

                    (6) indebtedness of the Company and its Subsidiaries on the date hereof as set forth in Schedule A;

                    (7) unsecured long-term indebtedness of the Company and its Subsidiaries;

                    (8) documentary or standby letters of credit issued at the request of the Company or any Subsidiary by a financial institution other than a Bank, provided the aggregate principal amount outstanding under such letters of credit together with the principal outstanding under Letters of Credit do not exceed $50,000,000 and provided further that the aggregate principal amount outstanding under such letters of credit together with all advances, principal outstanding under Letters of Credit and unreimbursed obligations to Banks with respect to payments made by such Banks under Letters of Credit shall not exceed the Commitment; and

                    (9) such other indebtedness agreed upon in writing between the Company and the Banks.

              (P)(A)INVESTMENTS. In any fiscal year the Company may make, or suffer to exist, any Investment except:

                    (1) Permitted Investments;

                    (2) Investments in Subsidiaries;

                    (3) Investments permitted under Sections 5(H), 5(I) and 5(P)(B); and

                    (4) Investments that are not Permitted Investments in an aggregate amount not exceeding $5,000,000 for each fiscal year of the Company.

              (P)(B)LOANS, ADVANCES AND ACQUISITIONS. The Company will not, and it will not permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person, other than:

                    (1) loans to Subsidiaries;

                    (2) trade credit extended in the ordinary course of business;

                    (3) loans made by the Company to its members on open account maintained by such members with the Company or made by the Company to its members pursuant to its Affiliate Financing CoBank Participation Program; provided that the aggregate principal amount of all such loans outstanding at any time shall not exceed $150,000,000; and

                    (4) loans made by Fin-Ag, Inc. to agricultural producers, provided that the aggregate principal amount of all such loans outstanding at any time shall not exceed $35,000,000.

              (Q) SALE OF PROPERTY. The Company will not sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property to any other Person; provided, however, that so long as not Event of Default or Potential Default has occurred and is continuing, this Section shall not prohibit:

                    (1) sales of Inventory by the Company in the ordinary course of business; and

                    (2) sales or leases by the Company of its surplus, obsolete or worn-out land, plant, machinery and equipment;

       For the purposes of this Section, "material part" shall mean 5% or more of the lesser of the book or fair market value of the Property of the Company.

              (R) MAINTENANCE OF COMMODITY POSITION. The Company will, and will cause each Subsidiary to, protect its commodity Inventory holdings or commitments to buy or sell commodities against adverse price movements, including the taking equal and opposite positions in the cash and futures markets, to minimize loses and protect margins in commodity production, storage, processing and marketing as is recognized as financially sound and reputable by prudent business persons in the commodity business.

              (S) PATRONAGE REFUNDS AND CERTAIN OTHER RESTRICTED PAYMENTS. The Company will not in any fiscal year: (a) declare or pay any cash patronage refunds to patrons or members which in the aggregate exceed 20% of the Company's Consolidated Net Patronage Income for the fiscal year of the Company preceding the fiscal year in which such patronage refunds are to be paid; or (b) directly or indirectly redeem or otherwise retire its equity unless: (i) at the time of taking such action no Event of Default or Potential Default exists hereunder and
(ii) after giving effect thereto no Event of Default or Potential Default would exist hereunder.

              (T) NOTICE OF SUIT, ADVERSE CHANGE IN BUSINESS OR DEFAULT. The Company shall, as soon as possible, and in any event within five (5) days after the Company learns of the following, give written notice to the Banks of: (i) any proceeding(s) being instituted or threatened to be instituted by or against the Company or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) which, if decided adversely to the Company or any Subsidiary, could have a material adverse effect on the business, Property, or condition, financial or otherwise, of the Company or any Subsidiary; (ii) any material adverse change in the business, Property, or condition, financial or otherwise, of the Company or any Subsidiary; and (iii) the occurrence of any Potential Default or Event of Default.

              (U) ERISA REPORTS. As soon as possible and in any event within twenty (20) days after the Company or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Company or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that the Company, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, the Company or such Subsidiary will deliver to each of the Banks a certificate of the Group Vice President - Finance of the Company or such Subsidiary setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action the Company or such Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this subsection (U) unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of the Company and/or the Subsidiaries in excess of Five Million Dollars ($5,000,000).

              (V) CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Company and its Subsidiaries, taken as a whole, will continue to engage in business of the same general type as now conducted by them, and the Company will preserve, renew and keep in full force and effect its corporate existence, its status as a cooperative association as defined in the Farm Credit Act of 1971, as amended, and all of its rights, privileges and franchises necessary or desirable in the normal conduct of business.

              (W) COMPLIANCE WITH LAW. The Company and its Subsidiaries will not violate any Law which, if violated, would result in a material adverse change in the Properties, financial condition, or operations of the Company or any Subsidiary.

              (X) NOTICE OF LITIGATION. Promptly after the commencement thereof, the Company will give notice to the Banks of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting the Company or any Subsidiary which, if determined adversely to the Company or any Subsidiary, could reasonably be expected to require the Company or any Subsidiary to have to pay or deliver assets having a value of Five Million Dollars ($5,000,000) or more (whether or not the claim is covered by insurance) or could reasonably be expected to result in a Material Adverse Change.

              (Y) ENVIRONMENTAL NOTICES. As soon as possible and in any event within five (5) days after receipt, the Company will provide to the Banks copies of all Environmental Notices received by the Company or any Subsidiary which indicate a potential liability of Five Million Dollars ($5,000,000) or more for the Company and all its Subsidiaries taken together or which could be reasonably be expected to result in or has resulted in a Material Adverse Change.

       SECTION 6. EVENTS OF DEFAULT AND REMEDIES.

              (A) DEFINITIONS. Any one or more of the following shall constitute an Event of Default:

                    (1) Default in the payment five days after the date due of any principal of or interest on the Notes, or in the payment five days after the due date thereof of any costs, expenses, fees or capital requirements under this Agreement;

                    (2) Default in the observance or performance of any covenant, condition, agreement or provision in the Agreement or in any of the other Loan Documents and, in the case of each such covenant, condition, etc. other than Section 5(T)(iii) hereof, such default shall continue for five days after written notice thereof to the Company by the Banks;

                    (3) Default shall occur under any evidence of indebtedness issued or assumed or guaranteed by the Company or any Subsidiary or under any mortgage, agreement or similar instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding thereunder without the Company securing a waiver of any such default;

                    (4) Any representation or warranty made by the Company herein or in any statement, certificate or application furnished by it pursuant hereto or in connection with any Supplement proves untrue and any material respect as of the date of the issuance or making thereof;

                    (5) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in the aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or any Subsidiary or against any of its Property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of ninety (90) days from the date of its entry.

                    (6) Any Reportable Event which constitutes grounds for the termination of any Plan or for the appointment of a trustee to administer or liquidate any such Plan, shall have occurred and be continuing for thirty (30) days after written notice to such effect shall have been given to the Company; or any such Plan shall be terminated; or a trustee shall be appointed to administer any such Plan; or the PBGC shall institute proceedings to administer or terminate any such Plan;

                    (7) INSOLVENCY, ETC. The Company: (i) shall become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they come due; or (ii) shall suspend it business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) shall apply for, consent to, or acquiesce in the absence of such application, consent, or acquiesce, a trustee, receiver, or other custodian is so appointed; or (iv) shall commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law or statute of any jurisdiction and in the case of any such proceeding being commenced against it, such proceeding is not dismissed within 60 days of the date thereof.

       SECTION 7. SUSPENSION OF COMMITMENT DURING GRACE PERIOD. During the continuance of any Potential Default, either Bank may, without notice to the Company, suspend the unused portion of its commitment(s) to the Company.

       SECTION 8. REMEDIES UPON DEFAULT. Upon the occurrence of and during the continuance of each and every Event of Default:

              (A) TERMINATION, ETC. Either Bank may, without notice to the Company, suspend the unused portion of its commitment(s) and, upon notice to the Company, may terminate its commitment(s) and declare the entire unpaid principal balance of its Notes, all accrued interest thereon, and all other amounts payable to that Bank under this Agreement, all Supplements, and all other agreements between the Bank and the Company to be immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. Upon such a declaration and notwithstanding anything to the contrary contained herein or in any Supplement, interest shall automatically accrue at 2% (two percent) per annum in excess of the rates that would otherwise be in effect.

              (B) ENFORCEMENT. Either Bank may proceed to protect exercise, and enforce such rights and remedies as may be provided by agreement or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of the Banks to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company's indebtedness, any and all cash, accounts, securities, or other Property of the Company in CoBank's possession or under its control.

              (C) APPLICATION OF FUNDS. All amounts received by the Banks shall be applied to the amounts owing under the Loan Documents in whatever order and manner as the Banks shall elect in their sole discretion.

       SECTION 9. COMPLETE AGREEMENT, AMENDMENTS. The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure of the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of the Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

       SECTION 10. APPLICABLE LAW. Except to the extent governed by applicable federal Law, the Loan Documents shall be governed by and construed in accordance with the Laws of the State of Minnesota, without reference to choice of Law doctrine.

       SECTION 11. NOTICES. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery, if personally delivered or sent by telegram or facsimile transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to the Banks, as follows:               If to the Company, as follows:

    CoBank, ACB                                Harvest States Cooperatives, Inc.
    1415 Olive Street                          1667 North Snelling Avenue
    St. Louis, Missouri  63103                 St. Paul, Minnesota  55108

    Attention:  Vice President - Credit        Attention:  Financial Services
    Telephone Number:  (314) 342-3200          Telephone Number:  (612) 641-3736
    Fax Number:  (314) 342-3348                Fax Number:  (612) 641-6423


    St. Paul Bank for Cooperatives
    375 Jackson Street
    St. Paul, Minnesota  55101

    Attention:  Chief Credit Officer
    Telephone Number:  (612) 282-8800
    Fax Number:  (612) 282-8201

       SECTION 12. PREPAYMENT SURCHARGE. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan or advance prior to the date when it would otherwise be due and payable, the Company agrees that in the event it repays any loan or advance bearing interest at a fixed rate prior to the last day of the fixed rate period (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to the Bank a prepayment surcharge equal to the present value of the difference between: (i) the amount of interest that would have accrued at the non-default rate during the remaining fixed rate period had such balance not been paid; less
(ii) the amount of interest that would accrue on the balance being prepaid if such balance accrued interest at the Banks' Estimated Cost of Funds on the prepayment date for a period equal to the remaining fixed rate period. In calculating present value, the discount rate shall be the rate determined pursuant to (ii) hereof plus 25 basis points.

       SECTION 13. AGREEMENT AMONG BANKS. The Banks agree to cooperative to the fullest extend possible in making and administering loans hereunder. Without limiting the foregoing, the Banks agree to: (i) share all pertinent information related to the Company; (ii) timely discuss and, if possible, mutually agree on, all matters requiring the consent of the Banks or the exercise of any rights and remedies belonging to the Banks; and (iii) coordinate their visits to the Company under Section 5(G) hereof. In addition, to the extent necessary to collect the loans, the Banks agree to appoint one of the Banks as agent for the other and to share in all extraordinary costs and expenses (including legal fees) which the agent may incur in fulfillment of its responsibilities as agent or either one of the Banks shall incur with the consent of the other. In the event collection becomes necessary, the Banks will meet to discuss the impact of any loans made by either Bank to the Company outside of this Agreement of the Banks' pro rata rights to proceeds.

       SECTION 14. EFFECTIVENESS AND SEVERABILITY. This Agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under the Loan Documents shall have been repaid; (ii) all Supplements hereto have been terminated; and (iii) either party sends notice to the other that it considers this agreement to be terminated. Any provision of this Agreement, or the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

       SECTION 15. SUCCESSORS AND ASSIGNS. This Agreement and each Supplement shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or any Supplement without the prior written consent of the Banks. St. Paul may sell a participation in loans made by it under any Supplement to CoBank.

       SECTION 16. COSTS AND EXPENSES. To the extent allowed by Law, the Company agrees to pay to each Bank on demand, all out-of-pocket costs and expenses incurred by each Bank (including the reasonable fees and expenses of counsel) in connection with the enforcement of the terms of this Agreement, each Supplement and all instruments and documents executed in connection herewith or the collection of any amounts owing hereunder or thereunder, including any of the foregoing actions taken or done in any proceeding for relief of debtors under the Bankruptcy Code. In addition, the Company agrees to reimburse each Bank for all expenses incurred in connection with perfecting, maintaining, determining the priority of and releasing any security provided for under this Agreement and the Supplements.

       SECTION 17. NON-SYNDICATED LOANS. Nothing contained in this Agreement shall be deemed to prohibit either Bank from making and/or maintaining non-syndicated loans or relationships with the Company. In the event the Company and any Bank having such a separate relationship desire to have this Agreement govern that relationship, then the Company and that Bank may enter into a separate Supplement to this Agreement entitled "CoBank Supplement" or St. Paul Supplement," as the case may be. For each such supplement, this agreement shall be construed as if only that Bank and the Company were parties to this Agreement. CoBank and St. Paul shall notify each other prior to executing any separate Supplement under this Agreement.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

COBANK, ACB                               HARVEST STATES COOPERATIVES, INC.

By:    /s/ Daniel Malan                   By:    /s/ T.F. Baker
       -------------------------------           -------------------------------
                                                 T.F. Baker
Title:  VP                                Title: Group Vice President - Finance
       -------------------------------           -------------------------------



                                          By:    /s/ Joanne Burmeister
                                                 -------------------------------
                                                 Joanne Burmeister
                                          Title: Assistant Secretary
                                                 -------------------------------



ST. PAUL BANK FOR COOPERATIVES

By:    /s/ Marvin L. Lindo
       -------------------------------
       Marvin L. Lindo

Title: Senior Vice President
       -------------------------------